Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated February 29, 2024 (except for Note 18, as to which the date is April 7, 2025), with respect to the consolidated financial statements included in the Annual Report of The Bancorp, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said report in the Registration Statements of The Bancorp, Inc. on Forms S-8 (File No. 333-210979, File No. 333-225532, File No. 333-238257, and File No. 333-267145).

/s/ GRANT THORNTON LLP

Philadelphia, Pennsylvania

February 25, 2026